Subject to Completion, dated November 28, 2000

PRICING SUPPLEMENT                                   Pricing Supplement No. 1 to
(TO PROSPECTUS DATED NOVEMBER 22, 2000      Registration Statement No. 333-49198
AND PROSPECTUS SUPPLEMENT                              Dated              , 2000
DATED NOVEMBER 27, 2000)                                          Rule 424(b)(3)


                                  $50,000,000
                               ABN AMRO Bank N.V.
                          MEDIUM-TERM NOTES, SERIES A
                            Senior Fixed Rate Notes

                            -----------------------

                    [SHIELDS(sm) LOGO] due December 27, 2007
                                  Based on the
                              Nasdaq-100 Index(R)

                   Structured HybrId Equity LinkeD Securities
                                ("SHIELDS(sm)")

The SHIELDS(sm) will pay the principal amount of $1,000 at maturity. The SHIELDS(sm) will also pay an amount based on the percentage increase in value, if any, over the life of these SHIELDS(sm) of the Nasdaq-100 Index(R), which we refer to as the Nasdaq-100.

o    The principal amount and issue price of each SHIELDS(sm) is $1,000.

o    We will not pay interest on the SHIELDS(sm).

o At maturity, you will be entitled to receive from us, the principal amount of $1,000 per SHIELDS(sm) plus a supplemental redemption amount. This amount is based on the percentage increase in value, if any, of the Nasdaq-100 over the life of the SHIELDS(sm). If the value of the
     Nasdaq-100 immediately prior to the maturity of the SHIELDS(sm) is higher
     than       which is the value of the Nasdaq-100 on December 21, 2000, the date we offer the SHIELDS(sm) for initial sale to the public, then you will receive a supplemental redemption amount per SHIELDS(sm) equal to the percentage increase in the value of the Nasdaq-100, up to a maximum of 110%, multiplied by $1,000.

o Investing in the SHIELDS(sm) is not equivalent to investing in the stocks included in the Nasdaq-100.

o The SHIELDS(sm) have been approved for listing on the American Stock Exchange Inc., subject to official notice of issuance. The American Stock Exchange Inc. symbol for the SHIELDS(sm) is "SNQ.A".

You should read the more detailed description of the SHIELDS(sm) in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement", "Description of SHIELDS(sm)" and "Taxation."

The SHIELDS(sm) involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-5.

                          PRICE $1,000 PER SHIELDS(sm)


                                                 Agent's     Proceeds to
                             Price to Public   Commissions     Company
                             ---------------  ------------  ------------
Per SHIELDS(sm)............      $1,000           $35           $965
Total......................    $50,000,000     $1,750,000    $48,250,000


                             ABN AMRO INCORPORATED

          , 2000

     The SHIELDS(sm) may not be offered, transferred or sold as part of their initial distribution, or at any time thereafter, to or for the benefit of any person (including legal entities) established, domiciled, incorporated or resident in The Netherlands.

     The SHIELDS(sm) are securities (effecten) within the meaning of article 1 of The Netherlands' Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995). The SHIELDS(sm) may be offered in certain countries excluding The Netherlands. Any offer of these SHIELDS(sm), any announcements thereof and all offer notices, publications, advertisements and other documents in which an offer of the SHIELDS(sm) is made, or a forthcoming offer is announced, will comply with all applicable laws and regulations of the jurisdiction in which such an offer is made from time to time. A statement to the effect that the offering of the SHIELDS(sm) will comply with all applicable rules in the countries in which such offering takes place will be submitted to the Securities Board of The Netherlands (Stichting Toezicht Effectenverkeer) pursuant to article 3, paragraph 2 of the Exemption Regulation pursuant to The Netherlands' Securities Market Supervision Act, before any SHIELDS(sm) are offered.

     These restrictions shall cease to apply from the date on which the Securities Board of The Netherlands (Stichting Toezicht Effectenverkeer) shall have granted a dispensation on the offering of the SHIELDS(sm) pursuant to this pricing supplement and the accompanying prospectus supplement and the prospectus.

     In this pricing supplement, the "Bank," "we," "us" and "our" refer to ABN AMRO Bank N.V.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the SHIELDS(sm) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The SHIELDS(sm) offered are medium-term debt securities of ABN AMRO Bank N.V. The return on the SHIELDS(sm) is linked to the performance of the Nasdaq-100 Index(R), which we refer to as the Nasdaq-100. These SHIELDS(sm) combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying Nasdaq-100.

Each SHIELDS(sm) costs $1,000         We, ABN AMRO Bank N.V., are offering you
                                      SHIELDS(sm) due December 27, 2007 based
                                      on the Nasdaq-100. The principal amount
                                      and issue price of each SHIELDS(sm) is
                                      $1,000.

Payment at Maturity                   Unlike ordinary debt securities, the
                                      SHIELDS(sm) do not pay interest. Instead you will receive the principal amount of $1,000 per SHIELDS(sm) plus a supplemental redemption amount if the value of the Nasdaq-100 increases over the life of the SHIELDS(sm).

100% Principal Protection             We will pay you at least $1,000 per
                                      SHIELDS(sm).

The Supplemental Redemption           The supplemental redemption amount will
Amount                                be equal to the percentage increase in the
                                      Nasdaq-100, up to a maximum of 110%,
                                      multiplied by $1,000. The supplemental
                                      redemption amount will be calculated as
                                      follows:


                                                 Final Index Value - Initial Index Value
                                        $1,000 x ---------------------------------------
                                                           Initial Index Value

                                        ; provided that the supplemental redemption amount per
                                        SHIELDS(sm) shall not exceed $1,100;

                                        where,

                                        Initial Index Value =          , the closing value of the Nasdaq-
                                                              100 Index on December 21, 2000, the date
                                                              we offer the SHIELDS(sm) for initial sale to
                                                              the public

                                        Final Index Value =   the closing value of the Nasdaq-100 Index on
                                                              December 21, 2007

                                      However, if this amount is zero or less, we will not pay you a supplemental redemption amount. In other words, if the Nasdaq-100 does not go up over the life of the SHIELDS(sm), you will not receive any supplemental redemption amount.

The Nasdaq-100                        The last reported closing value of the
is currently at 2769.32               Nasdaq-100 as published by The Nasdaq
                                      Stock Market, Inc., which we refer to as "Nasdaq", on November 27, 2000 was
                                      2769.32. You can review the
                                      publicly-reported closing values of
                                      Nasdaq-100 since 1995 in the "Description of SHIELDS(sm)- Historical Information" section of this pricing supplement. The payment of dividends on the stocks which compose, or underlie, the Nasdaq-100 is not reflected in the level of the Nasdaq-100 and, therefore, has no effect on our calculation of the percentage increase in the Nasdaq-100.

The Calculation Agent                 We have appointed ABN AMRO Incorporated,
                                      which we refer to as AAI, to act as
                                      calculation agent for The Chase Manhattan
                                      Bank, the trustee for the SHIELDS(sm). As calculation agent, AAI will determine the percentage change in the Nasdaq-100, the final index value and the supplemental redemption amount.

No affiliation with The Nasdaq        The Nasdaq Stock Market, Inc. is not an
Stock Market, Inc.                    affiliate of ours and is not involved with
                                      this offering in any way. The obligations represented by the SHIELDS(sm) are obligations of the Bank and not of The
                                      Nasdaq Stock Market, Inc.

More Information on the               The SHIELDS(sm) are senior notes issued as
SHIELDS(sm)                           part of our Series A medium-term note
                                      program. You can find a general
                                      description of our Series A medium-term
                                      note program in the accompanying
                                      prospectus supplement dated November 27,
                                      2000. We describe the basic features of
                                      this type of note in the sections called
                                      "Description of Notes" and " -- Notes
                                      Linked to Commodity Prices, Single
                                      Securities, Baskets of Securities or
                                      Indices."

                                      Because this is a summary, it does not
                                      contain all of the information that may
                                      be important to you. You should read the "Description of SHIELDS(sm)" section in this pricing supplement for a detailed description of the terms of the SHIELDS(sm). You should also read about some of the risks involved in investing in SHIELDS(sm) in the section called "Risk Factors." We urge you to consult with your investment, legal, accounting and other advisors with regard to any investment in the SHIELDS(sm).

How to Reach Us                       You may contact our principal executive
                                      offices at Gustav Mahlerlaan 10, 1082 PP
                                      Amsterdam, The Netherlands (telephone
                                      number (31-20) 628 9393).

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission ("SEC") allows us to incorporate by reference much of the information we or ABN AMRO Holding N.V., our parent, file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this pricing supplement is considered to be part of this pricing supplement. Because we are incorporating by reference future filings with the SEC, this pricing supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this pricing supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this pricing supplement or in any document previously incorporated by reference have been modified or superseded. This pricing supplement incorporates by reference the documents listed below and any future filings we or ABN AMRO Holding N.V. make with the SEC (including any Form 6-K's we or ABN AMRO Holding N.V. subsequently file with the SEC and specifically incorporate by reference into this pricing supplement) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the securities to be issued hereunder or, if later, the date on which any of our affiliates cease offering and selling these securities:

     (a) the Annual Report on Form 20-F of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. for the year ended December 31, 1999; and

     (b)  the Reports on Form 6-K dated (A) March 15, 2000 (press release of
          ABN AMRO Holding N.V. announcing (1) the approval of a proposal empowering the Executive Committee of Stichting Administratiekantoor ABN AMRO Holding N.V. to authorize holders of depository receipts for preference shares to vote at the Annual Shareholders' Meeting of ABN AMRO Holding N.V. and (2) the annual figures of ABN AMRO Holding N.V. for 1999), (B) May 31, 2000 (press release of ABN AMRO Bank N.V. announcing the restructuring of its business into three business units consisting of Wholesale Clients, Retail Clients and Private Clients & Asset Management); (C) August 17, 2000 (press release of
          ABN AMRO Holding N.V. announcing its 2000 interim results); (D) November 17, 2000 (press release containing U.S. GAAP reconciliation);
          (E) November 22, 2000 (press release of ABN AMRO Bank N.V. announcing the acquisition of Michigan National Corporation) and (F) November
          28, 2000 (press release of ABN AMRO Bank N.V. announcing the acquisition of Allegheny Asset Management).

     You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: ABN AMRO Bank N.V., ABN AMRO Investor Relations Department, Hoogoorddreef 66-68, P.O. Box 283, 1101 BE Amsterdam, The Netherlands (Telephone: (31-20) 628 3842).

                                  RISK FACTORS

     The SHIELDS(sm) are not secured debt and, unlike ordinary debt securities, the SHIELDS(sm) do not pay interest. This section describes the most significant risks relating to the SHIELDS(sm). You should carefully consider whether the SHIELDS(sm) are suited to your particular circumstances before you decide to purchase them.

SHIELDS(sm) Are Not Ordinary Senior Notes

     The terms of the SHIELDS(sm) differ from those of ordinary debt securities in that we will not pay interest on the SHIELDS(sm). Because the supplemental redemption amount due at maturity may be equal to zero, the return on your investment (the effective yield to maturity) in the SHIELDS(sm) may be less than the amount which would be paid on an ordinary debt security. The return of only the principal amount of each SHIELDS(sm) at maturity will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

SHIELDS(sm) May Not Pay More than Par at Maturity

     If the percentage change in the Nasdaq-100 is equal to or less than zero, you will receive only the par amount of $1,000 for each SHIELDS(sm) you hold at maturity.

Secondary Trading May Be Limited

     There may be little or no secondary market for the SHIELDS(sm). Although the SHIELDS(sm) have been approved for listing on the American Stock Exchange Inc., it is not possible to predict whether the SHIELDS(sm) will trade in the secondary markets. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the SHIELDS(sm) easily.

Market Price of the SHIELDS(sm) Influenced by Many Unpredictable Factors

     Several factors, many of which are beyond our control, will influence the value of the SHIELDS(sm), including:

     o    the value of the Nasdaq-100

     o    interest and yield rates in the market

     o the volatility (frequency and magnitude of changes in price) of the Nasdaq-100

     o economic, financial, political and regulatory or judicial events that affect the securities underlying the Nasdaq-100 or stock markets generally and which may affect the final index value

     o    the time remaining to the maturity of the SHIELDS(sm)

     o    the dividend rate on the stocks underlying the Nasdaq-100

     o    our creditworthiness

     Some or all of these factors will influence the price that you will receive if you sell your SHIELDS(sm) prior to maturity. For example, you may have to sell your SHIELDS(sm) at a substantial discount from the principal amount if at the time of sale the Nasdaq-100 is at, below, or not sufficiently above the initial index value or if market interest rates rise.

     You cannot predict the future performance of the Nasdaq-100 based on its historical performance. We cannot guarantee that the value of the Nasdaq-100 will increase so that you will receive at maturity an amount in excess of the principal amount of the SHIELDS(sm).

Adjustments to the Nasdaq-100 Could Adversely Affect the SHIELDS(sm)

     Nasdaq is responsible for calculating and maintaining the Nasdaq-100. Nasdaq can add, delete or substitute the stocks underlying the Nasdaq-100 or make other methodological changes that could change the value of the Nasdaq-100. Nasdaq may discontinue or suspend calculation or dissemination of the Nasdaq-100. Any of these actions could adversely affect the value of the SHIELDS(sm).

Potential Conflicts of Interest

     As calculation agent, AAI calculates the amount paid to you at maturity of the SHIELDS(sm). AAI and other affiliates may carry out activities that minimize our risks related to the SHIELDS(sm), including trading in the individual stocks included in the Nasdaq-100 as well as in other instruments related to the Nasdaq-100. In particular, on the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the SHIELDS(sm) by the purchase and sale of exchange traded and over-the-counter options on the Nasdaq-100, individual stocks included in the Nasdaq-100, futures contracts on the Nasdaq-100 and options on such futures contracts or by taking positions in any other instruments that we wished to use in connection with such hedging. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the SHIELDS(sm), including on the date that the Final Index Value is to be determined, by purchasing and selling the securities and instruments listed above and any other available securities and instruments that we may wish to use in connection with our hedging activity. Although we have no reason to believe that our hedging activity had or will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts or on the value of the Nasdaq-100, we cannot give any assurance that we did not, or in the future will not, affect such prices as a result of our hedging activities. AAI and some of our other subsidiaries also trade the individual stocks included in the Nasdaq-100 and other financial instruments related to the Nasdaq-100 on a regular basis as part of their general broker-dealer businesses. Any of these activities could influence AAI's determination of calculations made with respect to the SHIELDS(sm) and, accordingly, could affect your payout on the SHIELDS(sm).

     It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component stocks could lead to actions on the part of such underlying issuers which might adversely affect the level of the Nasdaq-100.

Investment in the SHIELDS(sm) Not the Same as an Investment in the Nasdaq-100 Stocks

     The supplemental redemption amount, if any, per $1,000 SHIELDS(sm) will not exceed $1,100. In addition, the payment of dividends on the stocks which compose, or underlie, the Nasdaq-100 has no effect on the calculation of the percentage increase in the Nasdaq-100. Therefore, the return on your investment based on the percentage change in the Nasdaq-100 is not the same as the total return based on the purchase of those underlying stocks held for a similar period.

Tax Treatment

     You should also consider the tax consequences of investing in the SHIELDS(sm). The SHIELDS(sm) are best suited for accounts (including non-U.S. accounts) not subject to U.S. federal income taxes. U.S. taxable investors will be subject to annual income tax based on the comparable yield, as defined in the accompanying prospectus supplement, of the SHIELDS(sm) even though they will not receive any payments thereon prior to maturity and at maturity may only receive the return of the par amount of the SHIELDS(sm). In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the SHIELDS(sm) will generally be treated as ordinary income. Please read carefully the section "Taxation" in this pricing supplement.

                           DESCRIPTION OF SHIELDS(sm)

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "SHIELDS(sm)" refers to each $1,000 principal amount of our SHIELDS(sm) due December 27, 2007 based on the Nasdaq-100.

Principal Amount...................... $50,000,000

Original Issue Date (Settlement Date). December    , 2000

Maturity Date......................... December 27, 2007

Specified Currency.................... U.S. Dollars

CUSIP................................. 00372C AA1

Minimum Denominations................. $1,000

Issue Price........................... $1,000

Interest Rate......................... None

Maturity Redemption Amount............ At maturity (including as a result of result of acceleration under the terms
                                       of the Indenture), you will receive
                                       $1,000, the par amount of the
                                       SHIELDS(sm), plus the supplemental
                                       redemption amount, if any.

Supplemental Redemption Amount........ We will pay you a supplemental redemption amount per SHIELDS(sm) at
                                       maturity equal to the greater of (a)
                                       zero and (b) the Nasdaq-100 Percent
                                       Change multiplied by $1,000; provided
                                       that the supplemental redemption amount
                                       per $1,000 SHIELDS(sm) shall not exceed
                                       $1,100. The Calculation Agent will
                                       calculate the supplemental redemption
                                       amount on the date the Final Index Value is determined.

                                       The Calculation Agent will provide
                                       written notice to the Trustee at its New
                                       York office, on which notice the Trustee may conclusively rely, of the supplemental redemption amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the Nasdaq-100; Alteration of Method of Calculation" below.

                                       The Calculation Agent will round all
                                       percentages resulting from any
                                       calculation with respect to the
                                       SHIELDS(sm) to the nearest one
                                       hundred-thousandth of a percentage
                                       point, with five one-millionths of a
                                       percentage point rounded upwards (e.g.,
                                       9.876545% (or .09876545) would be
                                       rounded to 9.87655% (or .0987655)). All
                                       dollar amounts resulting from such
                                       calculation will be rounded to the
                                       nearest cent with one-half cent being
                                       rounded upwards.

Nasdaq-100 Percent Change............. The Nasdaq-100 Percent Change is a
                                       fraction, the numerator of which will be the Final Index Value less the Initial Index Value and the denominator of which will be the Initial Index Value. The Nasdaq-100 Percent Change is described by the following formula:

                                       (Final Index Value - Initial Index Value)
                                       -----------------------------------------
                                                  Initial Index Value

Initial Index Value...................                          , the Index
                                       Closing Value of the Nasdaq-100 on
                                       December 21, 2000, the date we offer the SHIELDS(sm) for initial sale to the public.

Final Index Value..................... The Final Index Value will be the
                                       Index Closing Value of the Nasdaq-100 on
                                       December 21, 2007.

                                       If a Market Disruption Event occurs on
                                       December 21, 2007, the Maturity Date,
                                       the Final Index Value will be determined on December 24, 2007; provided that if such date is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the value of the Nasdaq-100 on such date in accordance with the formula for and method of calculating the Nasdaq-100 last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Trading Day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-Trading Day) on such date of each security most recently constituting the Nasdaq-100.

Index Closing Value................... The Index Closing Value will equal the closing value of the Nasdaq-100 or any
                                       Successor Index at the regular official
                                       weekday close of trading on a specified
                                       date. See "--Discontinuance of the
                                       Nasdaq-100; Alteration of Method of
                                       Calculation."

                                       In this "Description of SHIELDS(sm),"
                                       references to the Nasdaq-100 will
                                       include any Successor Index, unless the
                                       context requires otherwise.

Trading Day........................... A day, as determined by the Calcultion
                                       Agent, on which trading is generally
                                       conducted on the New York Stock
                                       Exchange, the American Stock Exchange
                                       Inc., the Nasdaq National Market, the
                                       Chicago Mercantile Exchange, and the
                                       Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note.. Book Entry

Trustee............................... The Chase Manhattan Bank

Agent................................. ABN AMRO Incorporated

Market Disruption Event............... "Market Disruption Event" means with respect to the Nasdaq-100, the
                                       occurrence or existence of either of the following events as determined by the Calculation Agent:

                                           (i) a suspension, material
                                           limitation or absence of trading of
                                           stocks then constituting 20% or
                                           more, by weight, of the Nasdaq-100
                                           (or the relevant Successor Index) on
                                           the Nasdaq for more than two hours
                                           of trading or during the one-half
                                           hour period preceding the close of
                                           trading or a breakdown or failure in
                                           the price and trading systems of
                                           Nasdaq as a result of which the
                                           reported trading prices for stocks
                                           then constituting 20% or more, by
                                           weight, of the Nasdaq-100 (or the
                                           relevant Successor Index) during the
                                           last one-half hour preceding the
                                           closing of trading on Nasdaq are
                                           materially inaccurate; or the
                                           suspension, material limitation or
                                           absence of trading on any major U.S.
                                           securities market of trading in
                                           futures or options contracts related
                                           to the Nasdaq-100 (or the relevant
                                           Successor Index) for more than two
                                           hours of trading or during the
                                           one-half hour period preceding the
                                           close of trading on such market; and

                                           (ii) a determination by the
                                           Calculation Agent in its sole
                                           discretion that the event described
                                           in clause (i) above materially
                                           interfered with our ability or the
                                           ability of any of our affiliates to
                                           unwind all or a material portion of
                                           the hedge with respect to the
                                           SHIELDS(sm).

                                       For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nasdaq-100 is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Nasdaq-100 shall be based on a comparison of (x) the portion of the level of the Nasdaq-100 attributable to that security relative to (y) the overall level of the Nasdaq-100, in each case immediately before that suspension or limitation.

                                       For purposes of determining whether a
                                       Market Disruption Event has occurred:
                                       (1) a limitation on the hours or number
                                       of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event,
                                       (3) limitations pursuant to the rules of Nasdaq (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in a futures or options contract on the Nasdaq-100 by the primary securities market related to such contract by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the Nasdaq-100 and (5) a "suspension, absence or material limitation of trading" on Nasdaq or on the primary market on which futures or options contracts related to the Nasdaq-100 are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Alternative Calculation of the
Final Index Value in case of
an Event of Default .................. If an Event of Default with respect to any SHIELDS(sm) shall have occurred and
                                       be continuing, the Calculation Agent
                                       will determine the amount declared due
                                       and payable upon any acceleration of the SHIELDS(sm), which will be equal to $1,000 plus the supplemental redemption amount, if any, determined as though the date on which the Final Index Value is scheduled to be determined were the date of acceleration.

Calculation Agent..................... AAI and its successors.

                                       All determinations made by the
                                       Calculation Agent will be at the sole
                                       discretion of the Calculation Agent and
                                       will, in the absence of manifest error,
                                       be conclusive for all purposes and
                                       binding on you and on us.

                                       Because the Calculation Agent is our
                                       affiliate, potential conflicts of
                                       interest may exist between the
                                       Calculation Agent, and you as the holder of the SHIELDS(sm), including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Index Value, the supplemental redemption amount or whether a Market Disruption Event has occurred. See "Discontinuance of the Nasdaq-100; Alteration of Method of Calculation" below and "Market Disruption Event" above. AAI, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the SHIELDS(sm) to restrict the use of information relating to the calculation of the Final Index Value and the supplemental redemption amount prior to the dissemination of such information. AAI is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Nasdaq-100............................ We have derived all information contained in this pricing supplement
                                       regarding the Nasdaq-100, including,
                                       without limitation, its make-up, method
                                       of calculation and changes in its
                                       components, from publicly available
                                       information. Such information reflects
                                       the policies of, and is subject to
                                       change by, Nasdaq. The Nasdaq-100 was
                                       developed by Nasdaq, and is calculated
                                       and maintained by Nasdaq and was first
                                       published in January 1985. Nasdaq has no obligation to continue to calculate and publish, and may discontinue calculation and publication of, the Nasdaq-100.

                                       The Nasdaq-100 is a modified
                                       capitalization-weighted index of 100 of
                                       the largest and most active
                                       non-financial domestic and
                                       international companies listed on
                                       Nasdaq. The Nasdaq-100 constitutes a
                                       broadly diversified segment of the
                                       largest and most actively traded
                                       securities listed on Nasdaq, and includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 equals the aggregate value of the then-current Nasdaq-100 share weights of each of the 100 Nasdaq-100 component securities, which are based on the total shares outstanding of each of such Nasdaq-100 component security, multiplied by each such security's respective last sale price on the Nasdaq, and divided by a scaling factor (the "divisor"), which becomes the basis for the reported Nasdaq-100 value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 reporting purposes.

                                       To be eligible for inclusion in the
                                       Nasdaq-100, a security must be traded on Nasdaq and meet the other eligibility criteria, including the following: the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have average daily trading volume of at least 100,000 shares per day; the security must have been listed on a market for at least two years (in the case of a spin-off, the operating history of the spin-off will be considered), or a one-year period if a security would otherwise qualify to be in the top 25% of the issuers included in the Nasdaq-100 by market capitalization; if the security is of a foreign issuer, the company must have a worldwide market value of at least $10 billion, a U.S. market value of at least $4 billion, and average trading volume on Nasdaq of at least 200,000 shares per day; in addition, foreign securities must be eligible for listed options trading; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on Nasdaq within the succeeding six months. These Nasdaq-100 eligibility criteria may be revised from time to time by The National Association of Securities Dealers, Inc. without regard to the SHIELDS(sm).

                                       Periodically (typically, several times
                                       per quarter), Nasdaq may determine that
                                       total shares outstanding have changed in one or more Nasdaq-100 component securities due to secondary offerings, repurchases, conversions, or other corporate actions. Under such circumstances, in accordance with Nasdaq policies and procedures for making adjustments to the Nasdaq-100, the Nasdaq-100 share weights would be adjusted by the same percentage amounts by which the total shares outstanding have changed in such Nasdaq-100 securities. Additionally, Nasdaq may periodically (ordinarily, several times per quarter) replace one or more component securities in the Nasdaq-100 due to mergers, acquisitions, bankruptcies, or other market conditions, or due to delistings if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the Nasdaq-100.

                                       The Nasdaq-100 share weights, which are
                                       based upon the total shares
                                       outstanding in each of the 100
                                       Nasdaq-100 component securities, are
                                       additionally subject, in certain cases,
                                       to a rebalancing (see "Calculation and
                                       Rebalancing of the Nasdaq-100" below).
                                       Ordinarily, whenever there is a change
                                       in the Nasdaq-100 share weights or a
                                       change in a component security included
                                       in the Nasdaq-100, Nasdaq adjusts the
                                       divisor to assure that there is no
                                       discontinuity in the value of the
                                       Nasdaq-100 which might otherwise be
                                       caused by any such change.

                                       A current list of the issuers of the
                                       component stocks of the Nasdaq-100 and
                                       the weighting of each component stock,
                                       as a percentage of the total index
                                       capitalization, is published and
                                       disseminated daily by Nasdaq, as well as numerous market information services.

                                       The table under "Historical Information" below shows the actual performance of the Nasdaq-100 for the period between January 1, 1995 and November 27, 2000. Stock prices fluctuated widely during this period and were higher at the end than at the beginning. The results shown should not be considered as a representation of the income yield or capital gain or loss that may be generated by the Nasdaq-100 in the future. In addition, after the close of trading on December 18, 1998, the Nasdaq-100 share weights of the Nasdaq-100 component securities were rebalanced in accordance with the "modified capitalization weighted" methodology implemented on such date (see "Calculation and Rebalancing of the Nasdaq-100" below). As a result, the performance of the Nasdaq-100 after December 18, 1998 reflects the performance of the Nasdaq-100 component securities as calculated in accordance with the revised Nasdaq-100 methodology.

                                       Ranking Review. The Nasdaq-100 component securities are evaluated annually, as described below, except under extraordinary circumstances which may result in an interim evaluation. Securities listed on Nasdaq which meet the eligibility criteria described above are ranked by market value. Nasdaq-100 eligible securities which are already in the Nasdaq-100 and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 provided that such security was ranked in the top 100 eligible securities as of the previous ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization Nasdaq-100 eligible securities not currently in the Nasdaq-100. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a Nasdaq-100 component security is no longer traded on Nasdaq, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Nasdaq-100, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 and meeting the Nasdaq-100 eligibility criteria listed above.

                                       In addition to the annual ranking
                                       review, the securities in the Nasdaq-
                                       100 are monitored every day by Nasdaq
                                       with respect to changes in
                                       total shares outstanding arising from
                                       secondary offerings, stock repurchases,
                                       conversions, or other corporate actions.
                                       The following quarterly scheduled weight adjustment procedures have been adopted with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the Nasdaq-100 on the evening prior to the effective date of such corporate action or as soon thereafter as practicable. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the Nasdaq-100 share weights for such Nasdaq-100 component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such Nasdaq-100 component securities. Ordinarily, whenever there is a change in Nasdaq-100 share weights or a change in a component security included in the Nasdaq-100, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 which might otherwise be caused by any such change.

                                       Calculation and Rebalancing of the
                                       Nasdaq-100. Effective after the close of trading on December 18, 1998, the Nasdaq-100 has been calculated under a "modified capitalization- weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification
                                       (thereby limiting domination of the
                                       Nasdaq-100 by a few large stocks); (3)
                                       reduce Nasdaq-100 performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq-100 component securities from necessary weight rebalancings.

                                       Under the methodology employed, on a
                                       quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures described above, the Nasdaq-100 component securities are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings, or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 is 1.0%).

                                       Such quarterly examination will result
                                       in a Nasdaq-100 rebalancing if either
                                       one or both of the following two weight
                                       distribution requirements are not met:
                                       (1) the current weight of the single
                                       largest market capitalization Nasdaq-100 component security must be less than or equal to 24.0% and (2) the "collective weight" of those Nasdaq-100 component securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Nasdaq-100.

                                       If either one or both of these weight
                                       distribution requirements are not met
                                       upon quarterly review or Nasdaq
                                       determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Nasdaq-100 Component Security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Nasdaq-100 security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Nasdaq-100 component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight," so adjusted, to be set to 40.0%.

                                       The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks so that the smaller the Nasdaq-100 component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100.

                                       In the second iteration, the weight of
                                       the second largest Small Stock, already
                                       adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

                                       Additional iterations will be performed
                                       until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

                                       Then, to complete the rebalancing
                                       procedure, once the final percent
                                       weights of each Nasdaq-100 security are
                                       set, the Nasdaq-100 share weights will
                                       be determined anew based upon the last
                                       sale prices and aggregate capitalization of the Nasdaq-100 at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 divisor will be made to ensure continuity of the Nasdaq-100.

                                       Ordinarily, new rebalanced weights will
                                       be determined by applying the above
                                       procedures to the current Nasdaq-100
                                       share weights. However, Nasdaq may from
                                       time to time determine rebalanced
                                       weights, if necessary, by instead
                                       applying the above procedure to the
                                       actual current market capitalization of
                                       the Index components. In such instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

                                       In this pricing supplement, unless the
                                       context requires otherwise, references
                                       to the Nasdaq-100 will include any
                                       Successor Index and references to Nasdaq will include any successor to Nasdaq.

                                       We or our affiliates may presently or
                                       from time to time engage in business
                                       with one or more of the issuers of the
                                       component stocks of the Nasdaq-100,
                                       including selling products and/or
                                       services to, purchasing products and/or
                                       services from, extending loans to or
                                       making equity investments in any of such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of such business, we, or our affiliates, may acquire non-public information with respect to such companies and, in addition, one or more of our affiliates may publish research reports with respect to such issuers. The statements in the preceding sentence are not intended to affect the right of holders of the SHIELDS(sm) under the securities laws. You should undertake an independent investigation of the issuers of the component stocks of the Nasdaq-100 and of the Nasdaq-100 to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the SHIELDS(sm).

Discontinuance of the Nasdaq-100;
  Alteration of Method of Calculation. If Nasdaq discontinues publication of the Nasdaq 100 and Nasdaq or another
                                       entity publishes a successor or
                                       substitute index that AAI as the
                                       Calculation Agent determines, in its
                                       sole discretion, to be comparable to the discontinued Nasdaq-100 (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on the date that the Final Index Value is to be determined.

                                       Upon any selection by the Calculation
                                       Agent of a Successor Index, the
                                       Calculation Agent will cause written
                                       notice thereof to be furnished to the
                                       Trustee, to us and to the holders of the SHIELDS(sm) within three Trading Days of such selection.

                                       If Nasdaq discontinues publication of
                                       the Nasdaq-100 prior to, and such
                                       discontinuance is continuing on, the
                                       date that the Final Index Value is to be determined and AAI as the Calculation Agent determines that no Successor Index is available at such time, then on such date, the Calculation Agent will determine the Index Closing Value that would be used in computing the supplemental redemption amount on such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Nasdaq-100 last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such date of each security most recently comprising the Nasdaq-100. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 may adversely affect the value of the SHIELDS(sm).

                                       If at any time the method of calculating the Nasdaq-100 or a Successor Index, or the value thereof, is changed in a material respect, or if the Nasdaq-100 or a Successor Index is in any other way modified so that such index does not, in the opinion of AAI, as the Calculation Agent, fairly represent the value of the Nasdaq-100 or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date that the Final Index Value is to be determined make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nasdaq-100 or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the supplemental redemption amount with reference to the Nasdaq-100 or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nasdaq-100 or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nasdaq-100 or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information................ The following table sets forth the high and low daily closing values, as well as end-of-quarter closing values, of the Nasdaq-100 for each quarter in the period from January 1, 1995 through November 27, 2000. The Index Closing Values listed below were obtained from Bloomberg Financial Markets. We believe all such information to be accurate. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the Nasdaq-100 in the future. In addition, after the close of trading on December 18, 1998, the Nasdaq-100 share weights of the Nasdaq-100 Component Securities were rebalanced in accordance with the "modified capitalization weighted" methodology implemented on such date (see "Calculation and Rebalancing of the Nasdaq-100" above). As a result, the performance of the Nasdaq-100 after December 18, 1998 reflects the performance of the Nasdaq-100 Component Securities as calculated in accordance with the revised Nasdaq-100 methodology.

                                      Daily Index Closing Values

                                                   High        Low    Period-end
                                                 --------   --------  ----------
                             1995
                             First Quarter.......   460.54     398.00     447.15
                             Second Quarter......   546.06     439.92     538.03
                             Third Quarter.......   609.75     538.97     585.08
                             Fourth Quarter......   621.71     546.93     576.23

                             1996
                             First Quarter.......   643.41     534.42     609.69
                             Second Quarter......   699.35     604.07     677.30
                             Third Quarter.......   745.73     598.34     737.58
                             Fourth Quarter......   856.64     731.21     821.36

                             1997
                             First Quarter.......   925.52     797.06     797.06
                             Second Quarter......   989.37     783.92     957.30
                             Third Quarter....... 1,145.07     953.44   1,097.17
                             Fourth Quarter...... 1,148.21     938.99     990.80

                             1998
                             First Quarter....... 1,220.66     956.19   1,220.66
                             Second Quarter...... 1,339.71   1,163.98   1,337.34
                             Third Quarter....... 1,465.89   1,140.34   1,345.48
                             Fourth Quarter...... 1,836.01   1,128.88   1,836.01

                             1999
                             First Quarter....... 2,144.66   1,854.39   2,106.39
                             Second Quarter...... 2,296.77   1,967.84   2,296.77
                             Third Quarter....... 2,545.41   2,163.77   2,407.90
                             Fourth Quarter...... 3,707.83   2,362.11   3,707.83

                             2000
                             First Quarter....... 4,704.73   3,340.81   4,250.19
                             Second Quarter...... 4,291.53   3,023.42   3,763.79
                             Third Quarter....... 4,099.30   3,477.31   3,570.61
                             Fourth Quarter...... 3,457.97   2,668.25   2,769.32
                               (through November
                                27, 2000)

                    Source: Bloomberg Financial Markets

License Agreement between
Nasdaq and the Bank................... Nasdaq and the Bank have entered into a non-exclusive license agreement
                                       providing for the license to the Bank,
                                       and certain of its affiliated or
                                       subsidiary companies, in exchange for a
                                       fee, of the right to use the Nasdaq-100, which is owned and published by Nasdaq, in connection with certain securities, including the SHIELDS(sm).

                                       The license agreement between Nasdaq and the Bank provides that the following language must be set forth in this pricing supplement:

                                       The SHIELDS(sm) are not sponsored,
                                       endorsed, sold or promoted by Nasdaq
                                       (including its affiliates) (Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the SHIELDS(sm). The

                                       Corporations make no representations or
                                       warranty, express or implied, to the
                                       owners of the SHIELDS(sm) or any member
                                       of the public regarding the advisability of investing in securities generally or in the SHIELDS(sm) particularly, or the ability of the Nasdaq-100 to track general stock market performance. The Corporations' only relationship to us (the "Licensee") is in the licensing of the Nasdaq-100, Nasdaq-100 Index(R), and Nasdaq(R) trademarks or service marks and certain trade names of the Corporations and the use of the Nasdaq-100 which is determined, composed and calculated by Nasdaq without regard to us or the SHIELDS(sm). Nasdaq has no obligation to take our needs or the needs of the owners of the SHIELDS(sm) into consideration in determining, composing or calculating the Nasdaq-100. The Corporations are not responsible for and have not participated in the determination of the timing, prices or quantities of the SHIELDS(sm) to be issued or in the determination or calculation of the equation by which the SHIELDS(sm) are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the SHIELDS(sm).

                                       THE CORPORATIONS DO NOT GUARANTEE THE
                                       ACCURACY AND/OR UNINTERRUPTED
                                       CALCULATION OF THE NASDAQ-100 OR ANY
                                       DATA INCLUDED THEREIN. THE CORPORATIONS
                                       MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS
                                       TO RESULTS TO BE OBTAINED BY THE
                                       LICENSEE, OWNERS OF THE SHIELDS(sm), OR
                                       ANY OTHER PERSON OR ENTITY FROM THE USE
                                       OF THE NASDAQ-100 OR ANY DATA INCLUDED
                                       THEREIN. THE CORPORATIONS MAKE NO
                                       EXPRESS OR IMPLIED WARRANTIES, AND
                                       EXPRESSLY DISCLAIM ALL WARRANTIES OF
                                       MERCHANTABILITY OR FITNESS FOR A
                                       PARTICULAR PURPOSE OR USE, WITH RESPECT
                                       TO THE NASDAQ-100 OR ANY DATA INCLUDED
                                       THEREIN. WITHOUT LIMITING ANY OF THE
                                       FOREGOING, IN NO EVENT SHALL THE
                                       CORPORATIONS HAVE ANY LIABILITY FOR ANY
                                       LOST PROFITS OR SPECIAL, INCIDENTAL,
                                       PUNITIVE, INDIRECT, OR CONSEQUENTIAL
                                       DAMAGES, EVEN IF NOTIFIED OF THE
                                       POSSIBILITY OF SUCH DAMAGES.

Additional Amounts.................... The Issuer will, subject to certain exceptions and limitations set forth
                                       below, pay such additional amounts (the
                                       "Additional Amounts") to holders of the
                                       SHIELDS(sm) as may be necessary in order that the net payment of the principal of, and any supplemental redemption amount on, the SHIELDS(sm) and any other amounts payable on the SHIELDS(sm), after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The
                                       Netherlands (or any political
                                       subdivision or taxing authority thereof
                                       or therein) or the jurisdiction of
                                       residence or incorporation of any
                                       successor corporation or any
                                       jurisdiction from or through which any
                                       amount is paid by the Issuer or a
                                       successor corporation, will not be less
                                       than the amount provided for in the
                                       SHIELDS(sm) to be then due and payable.
                                       The Issuer will not, however, be
                                       required to make any payment of
                                       Additional Amounts to any such holder
                                       for or on account of:

                                           (a) any such tax, assessment or
                                           other governmental charge that would
                                           not have been so imposed but for (i)
                                           the existence of any present or
                                           former connection between such
                                           holder (or between a fiduciary,
                                           settlor, beneficiary, member or
                                           shareholder of such holder, if such
                                           holder is an estate, a trust, a
                                           partnership or a corporation) and
                                           The Netherlands and its possessions,
                                           including, without limitation, such
                                           holder (or such fiduciary, settlor,
                                           beneficiary, member or shareholder)
                                           being or having been a citizen or
                                           resident thereof or being or having
                                           been engaged in a trade or business
                                           or present therein or having, or
                                           having had, a permanent establishment
                                           therein or (ii) the presentation,
                                           where presentation is required, by
                                           the holder of a SHIELDS(sm) for
                                           payment on a date more than 30 days
                                           after the date on which such payment
                                           became due and payable or the date
                                           on which payment thereof is duly
                                           provided for, whichever occurs
                                           later;

                                           (b) any estate, inheritance, gift,
                                           sales, transfer or personal property
                                           tax or any similar tax, assessment
                                           or governmental charge;

                                           (c) any tax, assessment or other
                                           governmental charge that is payable
                                           otherwise than by withholding from
                                           payments on or in respect of the
                                           SHIELDS(sm);

                                           (d) any tax, assessment or other
                                           governmental charge required to be
                                           withheld by any paying agent from
                                           any payment of principal of, or
                                           supplemental redemption amount on,
                                           the SHIELDS(sm), if such payment can
                                           be made without such withholding by
                                           presentation of the SHIELDS(sm) to
                                           any other paying agent;

                                           (e) any tax, assessment or other
                                           governmental charge that would not
                                           have been imposed but for a holder's
                                           failure to comply with a request
                                           addressed to the holder or, if
                                           different, the beneficiary of the
                                           payment, to comply with
                                           certification, information or other
                                           reporting requirements concerning
                                           the nationality, residence or
                                           identity of the holder or beneficial
                                           owner of a SHIELDS(sm), if such
                                           compliance is required by statute or
                                           by regulation of The Netherlands (or
                                           other relevant jurisdiction), or of
                                           any political subdivision or taxing
                                           authority thereof or therein, as a
                                           precondition to relief or exemption
                                           from such tax, assessment or other
                                           governmental charge;

                                           (f) any combination of items (a),
                                           (b), (c), (d) or (e);

                                       nor shall Additional Amounts be paid
                                       with respect to any payment on the
                                       SHIELDS(sm) to a holder who is a
                                       fiduciary or partnership or other than
                                       the sole beneficial owner of such
                                       payment to the extent such payment would be required by the laws of The Netherlands (or other relevant jurisdiction), or any political subdivision thereof, to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Notes.

                                USE OF PROCEEDS

     The net proceeds we receive from the sale of the SHIELDS(sm) will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the SHIELDS(sm), including hedging market risks associated with the supplemental redemption amount. See also "Risk Factors--Potential Conflicts of Interest" in this pricing supplement and "Use of Proceeds" in the accompanying prospectus.

                              PLAN OF DISTRIBUTION

     In order to facilitate the offering of the SHIELDS(sm), the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the SHIELDS(sm) or the stocks underlying the Nasdaq-100. Specifically, the Agent may overallot in connection with the offering, creating a short position in the SHIELDS(sm) for its own account. In addition, to cover allotments or to stabilize the price of the SHIELDS(sm), the Agent may bid for, and purchase, the SHIELDS(sm) or the stocks underlying the Nasdaq-100 in the open market. See "Use of Proceeds" and "Risk Factors--Potential Conflicts of Interest".

                                 ERISA MATTERS

     We and certain of our affiliates, including AAI, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the SHIELDS(sm) are acquired by or with the assets of a pension or other employee benefit plan with respect to which AAI or any of its affiliates is a service provider, unless the SHIELDS(sm) are acquired pursuant to an exemption from the prohibited transaction rules.

     The acquisition of the SHIELDS(sm) may be eligible for one of the exemptions noted below if such acquisition:

     (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

     (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

     (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

     (d) is made solely with assets of a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

     (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

     (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

     Under ERISA, the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. If you are a pension or other employee benefit plan, you should consult your legal advisor regarding the application of ERISA and the Code.

                                    TAXATION

United States Tax Consequences

     United States holders should refer generally to the summary under "United States Federal Taxation" in the accompanying prospectus supplement, and such holders should read carefully the discussion under "United States Federal Taxation -- Notes -- Optionally Exchangeable Notes" which summarizes the principal United States federal income tax consequences to a United States holder of the ownership and disposition of contingent payment debt instruments such as the SHIELDS(sm). In connection with the discussion thereunder, we have determined that the "comparable yield" is an annual rate of 6.35%, compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a SHIELDS(sm) (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of a projected amount due at maturity, equal to $1,540.31.

     The following table states the amount of interest that will be deemed to have accrued with respect to a SHIELDS(sm) during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:


                                                                              TOTAL INTEREST
                                                                              DEEMED TO HAVE
                                                        INTEREST               ACCRUED FROM
                                                    DEEMED TO ACCRUE        ORIGINAL ISSUE DATE
                                                  DURING ACCRUAL PERIOD    PER NOTE AS OF END OF
               ACCRUAL PERIOD                           (PER NOTE)             ACCRUAL PERIOD
               --------------                     ---------------------    ---------------------
Original Issue Date through December 31, 2000.....     $ 1.54                  $  1.54
January 1, 2001 through December 31, 2001.........     $63.60                  $ 65.14
January 1, 2002 through December 31, 2002.........     $67.64                  $132.77
January 1, 2003 through December 31, 2003.........     $71.93                  $204.71
January 1, 2004 through December 31, 2004.........     $76.50                  $281.20
January 1, 2005 through December 31, 2005.........     $81.36                  $362.56
January 1, 2006 through December 31, 2006.........     $86.52                  $449.08
January 1, 2007 through December 27, 2007.........     $91.23                  $540.31

     The comparable yield and the projected payment schedule are not provid for any purpose other than the determination of United States Holders' interest accruals and adjustments thereof in respect of the SHIELDS(sm) for federal income tax purposes and do not constitute a representation regarding the actual amounts of the payments on the SHIELDS(sm).

Dutch Tax Consequences

     The following is a summary of certain Dutch tax consequences regarding your investment in the SHIELDS(sm) if you are not resident in The Netherlands for Dutch tax purposes. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application or that are generally assumed to be known to investors. This summary is based on Dutch law as it stands on the date of this pricing supplement and may be subject to change. You should consult your own adviser regarding the tax consequences of the purchase, ownership and disposition of the SHIELDS(sm) in light of your particular circumstances, including the effect of any state, local or other Dutch tax laws.

     Withholding Tax

     All payments by us under the SHIELDS(sm) may be made free of withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

     Taxes on Income and Capital Gains

     If you derive income from a SHIELDS(sm) or you realize a gain on the disposal or retirement of a SHIELDS(sm), you will not be subject to Dutch taxation on income or capital gains values:

     o such income or gain is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in The Netherlands;

     o you have, directly or indirectly, a substantial interest or a deemed substantial interest in us, and such interest or the SHIELDS(sm) do not form part of the assets of an enterprise; or

     o you are an individual and you do not have a substantial interest or a deemed substantial interest in us and any of certain persons connected to you has a substantial interest or a deemed substantial interest in us and each such interest or the SHIELDS(sm) do not form part of the assets of an enterprise.

     o in addition, as of January 1, 2001, you perform activities in The Netherlands to which the SHIELDS(sm) are attributable and such activities exceed "normal investment activities".

     Gift and Estate Taxes

     Dutch gift, estate or inheritance taxes will not be levied on the occasion of the transfer of a SHIELDS(sm) by way of gift by, or on the death of, a holder unless:

     o the transfer is construed as an inheritance or as a gift made by or on behalf of a person who, at the time of the gift or death, is, or is deemed to be, resident in The Netherlands; or

     o such SHIELDS(sm) is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in The Netherlands.

     Other Taxes and Duties

     No Dutch registration tax, custom duty, stamp duty, capital tax or any other similar tax or duty, other than court fees in The Netherlands, is payable by you in respect of, or in connection with, the execution, delivery and enforcement by legal proceedings (including the enforcement of any foreign judgment in the Courts of The Netherlands) of the Indenture or the performance of our obligations under the SHIELDS(sm).

     Proposed European Union Withholding Tax Directive

     In May 1998, the European Commission presented to the Council of Ministers of the European Union a proposal for a directive on the taxation of savings which would oblige EU member states to either (1) require a "paying agent" established in the EU member state to withhold tax on the payment of interest, discount or premium to an individual beneficial owner who is a tax resident in another EU member state, unless the recipient establishes that it has reported the payment in its state of residence (a "withholding tax system") or (2) require a paying agent established in the EU member state to supply information concerning the payment to the EU member state where such recipient is a tax resident (an "information reporting system"). For these purposes, the term "paying agent" is widely defined to include an agent who collects interest, discounts or premiums on behalf of an individual who is entitled to them.

     In June 2000 the Council of Ministers of Finance and Economics (ECOFIN) agreed that the proposal for the directive should be amended on a number of points, including the requirement that discussions be held with non-EU member states to promote the adoption of an equivalent savings withholding tax in their countries. Subject to these discussions being successful, ECOFIN will decide whether or not to implement the directive no later than December 31, 2002. Pending agreement on the scope and precise text of the directive, it is not possible to say what effect, if any, the adoption of the proposed directive would have on the SHIELDS(sm) or payments in respect thereof.

==========================================================       ==========================================================

You should rely only on the information contained or                                 ABN AMRO BANK N.V.
incorporated by reference in this pricing supplement,
the prospectus supplement and the prospectus.  We                                       $50,000,000
have not authorized anyone else to provide you with
different or additional information.  We are offering to                              SHIELDS(sm) due
sell these securities and seeking offers to buy these                                  December 27, 2007
securities only in jurisdictions where offers and sales                                  Based on the
are permitted. Neither the delivery of this pricing                                  Nasdaq-100 Index(R)
supplement or the accompanying prospectus
supplement and prospectus, nor any sale made                                    Structured HybrId Equity LinkeD
hereunder and thereunder shall, under any                                                Securities
circumstances, create any implication that there has                                   ("SHIELDS(sm)")
been no change in the affairs of ABN AMRO Bank N.V.
since the date hereof or that the information contained or
incorporated by reference herein is correct as of any time
subsequent to the date of such information.

Until 25 days following the bona fide offering of any securities offered by this pricing supplement to the public, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

----------------------------------------------------------

TABLE OF CONTENTS
PRICING SUPPLEMENT
                                                   Page
                                                   ----
Summary of Pricing Supplement......................PS-3
Incorporation of Documents by Reference............PS-5
Risk Factors.......................................PS-6
Description of SHIELDS(sm).........................PS-8
Use of Proceeds...................................PS-22
Plan of Distribution..............................PS-23
ERISA Matters.....................................PS-24
Taxation..........................................PS-25

PROSPECTUS SUPPLEMENT
                                                   Page
                                                   ----
About This Prospectus...............................S-2                              PRICING SUPPLEMENT
Foreign Currency Risks..............................S-3                             (TO PROSPECTUS DATED
Description of Notes................................S-5                             NOVEMBER 22, 2000 AND
The Depositary.....................................S-23                             PROSPECTUS SUPPLEMENT
Series A Notes Offered on a Global Basis...........S-24                           DATED NOVEMBER 27, 2000)
United States Federal Taxation.....................S-27
Plan of Distribution...............................S-36
Legal Matters......................................S-37

PROSPECTUS                                                                         ABN AMRO Incorporated
                                                   Page
                                                   ----
About This Prospectus.................................1
Where You Can Find Additional Information.............2
Consolidated Ratio of Earnings to Fixed Charges.......3
ABN AMRO Bank N.V.....................................4
Use of Proceeds.......................................5
Description of Debt Securities........................6
Form of Securities...................................12
Plan of Distribution.................................15
Legal Matters........................................17
Experts..............................................17
ERISA Matters for Pension Plans and
    Insurance Companies..............................17                                                  , 2000

==========================================================       ==========================================================